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                                                                     Exhibit 3.4

                           CERTIFICATE OF DESIGNATION

                                       OF

                SERIES B CONVERTIBLE ADDITIONAL PREFERRED STOCK

                                       OF

                              HANOVER DIRECT, INC.

                      ____________________________________


                        (Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware)

                      ____________________________________

                 Hanover Direct, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing and creating a series of 634,900 shares of additional preferred stock, par value $.01 per share, of the Corporation designated as "Series B Convertible Additional Preferred Stock":

                 RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, a series of additional preferred stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such securities, and the qualifications, limitations and restrictions thereof, are as follows:

                Series B Convertible Additional Preferred Stock

                 (a) Designation and Amount. There shall be a series of additional preferred stock, par value $.01 per share (the "Additional Preferred Stock"), designated as "Series B Convertible Additional Preferred Stock," and the number of shares constituting such series shall be 634,900, each share having a stated value upon issuance of $10.00. Such series is referred to herein as the "Series B Preferred."
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                 (b)  Rank.  As to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series B Preferred shall rank prior to all of the Corporation's Common Stock, par value $.66-2/3 per share (the "Common Stock"), and Class B Common Stock, par value $.01 per share, and shall be subordinate to all of the Corporation's 7.5% cumulative convertible preferred stock, par value $.01 and stated value of $20 per share (the "7.5% Preferred"), class B 8% cumulative preferred stock, par value $.01 per share and stated value of $1,000 per share (the "Class B Preferred"), Series A Convertible Additional Preferred Stock, par value $.01 and stated value $10 per share (the "Series A Preferred"), and any series of Additional Preferred Stock hereinafter issued.

                 (c) Dividends. The holders of record of shares of the Series B Preferred shall be entitled to receive dividends, when and as declared by the Board of Directors out of funds legally available therefor, at a rate of 5% of the stated value per annum from February 15, 1995 through February 15, 1998 provided, however, that Aegis Safety Holdings, Inc. shall have achieved at least One Million Dollars ($1,000,000) of earnings (as computed in accordance with generally accepted accounting principles consistently applied) before deduction for interest expense and taxes (as computed in accordance with generally accepted accounting principles consistently applied) ("EBIT") during the fiscal year (or portion thereof) in question for which the dividend computation is being made, and 7% of the stated value per annum from February 16, 1998 through February 15, 2000 regardless of the EBIT of Aegis Safety Holdings, Inc., each payable in cash in arrears.

                 Dividends on the Series B Preferred shall be payable each year in one annual installment on the last day of March (the "Series B Dividend Payment Date") when and as declared by the Board of Directors to holders of record as they appear on the records of the Corporation on such date (not exceeding 60 days preceding such Series B Dividend Payment Date) as may be determined by the Board of Directors in advance of the payment of each particular dividend. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Series B Dividend Payment Date, to holders of record on such date (not exceeding 60 days preceding the payment date thereof) as may be fixed by the Board of Directors. Dividends payable on the Series B Preferred shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

                 (d) Liquidation Preference. In the event of any distribution of assets upon any liquidation, dissolution or



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winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of each share of the then outstanding Series B Preferred shall be entitled to receive out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the then stated value of each share of Series B Preferred, before any payments or distributions are made to, or set aside for, any other equity security of the Corporation other than the holders of the 7.5% Preferred, the Class B Preferred, the Series A Preferred and any other series of Additional Preferred Stock. If the assets of the Corporation are insufficient to pay such amounts in full, then the entire assets of the Corporation shall first be distributed to the holders of the 7.5% Preferred, the Class B Preferred, the Series A Preferred and then, pro rata, to the holders of shares of any other series of Additional Preferred Stock. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph (d).

                 (e) Voting Rights. Each share of Series B Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock that such share of Series B Preferred is convertible into based on the then existing Conversion Price. The existing Conversion Price is subject to adjustment as per the provisions of paragraph (i). Except as provided by law or by the rules of the American Stock Exchange, the holders of the Series B Preferred shall vote together with the holders of the Common Stock (any other class or series which may be similarly entitled to vote with the shares of Common Stock) as one class on all matters submitted to a vote of stockholders of the Corporation.

                 (f) Conversion at the Option of the Holders. Subject to the provisions of paragraph (h) hereof, each holder of the Series B Preferred shall be entitled at any time and from time to time to convert any or all of his outstanding shares of Series B Preferred into shares of Common Stock. Each holder of the Series B Preferred wishing to convert such shares shall provide the Corporation with written notice (given by first-class mail, postage prepaid) of his desire to convert all or part of his shares of Series B Preferred into shares of Common Stock pursuant to this paragraph (f) and shall deliver certificates for his shares of Series B Preferred to be converted to the Corporation against delivery of appropriate documentation for the shares of Common Stock into which they are to be converted together





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with accrued but unpaid dividends through the conversion date.

                 (g) Conversion at the Option of the Corporation. At any time subsequent to the date upon which the per-share closing price (regular way) for a round lot of the Common Stock on the American Stock Exchange (or such other exchange or system on which the Common Stock shall from time to time be traded) has been greater than $6.66 for 20 trading days in a 30 consecutive trading day period, the Corporation shall have the right to require the conversion of all of the outstanding shares of Series B Preferred at the Conversion Price and subject to the provisions of paragraph (h) hereof. In case the Corporation shall have taken any of the steps described in paragraph (i) hereof during such period, then such Conversion Price shall be adjusted as provided for in, or as may be appropriate pursuant to the provisions of, such paragraph. The Corporation shall provide the holders of the Series B Preferred shares which are to be converted (the "Series B Conversion Shares") with at least 30 days written notice of the date upon which conversion of the Series B Preferred is required by the Corporation pursuant to this paragraph (g) (the "Series B Conversion Date"). Such notice shall be given by first-class mail, postage prepaid, mailed to each holder of record of the Series B Conversion Shares at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to mail such notice nor any defect therein shall affect the validity of the proceeding for the conversion of any Series B Conversion Shares except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Series B Conversion Date, (ii) the number of Series B Conversion Shares, (iii) the stated value and the Conversion Price, (iv) the number of shares of Common Stock to be received upon conversion, (v) the place or places where certificates for such shares are to be surrendered for conversion, and (vi) that dividends on the shares to be converted will cease to accrue on the day following the Series B Conversion Date whether or not the certificates therefor are delivered to the Corporation. Upon the Series B Conversion Date, the holders of the Series B Conversion Shares shall deliver certificates for their shares to the Corporation against delivery of appropriate documentation for the shares of Common Stock into which they are to be converted together with accrued but unpaid dividends through the Series B Conversion Date. Dividends shall cease to accrue on the Series B Conversion Shares on the day following the Series B Conversion Date whether or not the certificates therefor are delivered to the Corporation.





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                 (h)  Conversion Terms and Procedures.  Each share of Series B
Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into a number of shares of Common Stock determined by dividing the stated value of the share by the Conversion Price. The "Conversion Price" shall be $6.66 (subject to adjustment from time to time as provided in paragraph (i) hereof).

                     Surrender of certificates for the shares of Series B Preferred to be converted together with the notice referred to in paragraph
(g) hereof stating the number of shares of Series B Preferred such holder wishes to convert shall obligate the Corporation to deliver, in accordance with the holder's instructions, the certificate or certificates for the Common Stock deliverable upon such conversion and, in the event that only a part of the shares of the Series B Preferred evidenced by such certificate or certificates are converted, the Corporation shall deliver a certificate evidencing the number of shares of the Series B Preferred that are not converted. The Corporation shall make such deliveries as soon as practicable after the surrender of the certificate or certificates evidencing shares of the Series B Preferred for conversion and shall pay all accrued but unpaid dividends on the Series B Preferred. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the person or persons in whose name or names any certificate or certificates for such shares are issuable upon such conversion shall be deemed to have become the holder or holders of record thereof. All shares of Common Stock issued will be validly issued, fully paid and nonassessable.

                 (i) Anti-dilution Provisions. The Conversion Price shall be subject to adjustment from time to time in the following events and manners, and as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required hereby.

                 In the event of

                 (A) a stock split or other subdivision or a combination of outstanding shares of Common Stock, the Conversion Price shall be increased or decreased in the same proportion as the increase or decrease in the outstanding shares of Common Stock.

                 (B) the reclassification of the Company's capital stock or any other similar event with respect to the Company's capital stock (other than a change in par





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         value or as a result of a stock split or other subdivision or combination of the outstanding shares of Common Stock) or the consummation by the Company of a business combination in which the Company is not the surviving party (each an "Extraordinary Corporate Transaction"), upon conversion of any shares of Series B Preferred, the holder thereof shall be entitled to receive the same kind and number of shares of stock and other securities, cash or other property as would have been distributed to the holder in connection with such Extraordinary Corporate Transaction had such holder converted such shares of Series B Preferred prior to such Extraordinary Corporate Transaction and prior to the record date for any distribution in connection therewith to holders of Common Stock. As a condition precedent to any Extraordinary Corporate Transaction, the Company shall make adequate provision to assure the rights of the holders of the Series B Preferred as provided for herein, including, without limitation, the express written assumption by the surviving party, if any, of the Company's obligations pursuant hereto.

The adjustments provided for in clauses (A) and (B) of this paragraph (i) shall be effective upon the record date for determining the holders of Common Stock for any dividend or other distribution referred to in such clauses or, if earlier, upon the occurrence of the events specified in such clauses.

                 Upon the occurrence of any event referred to in this paragraph
(i) which requires an adjustment in the Conversion Price, the Corporation shall give prompt written notice thereof to the holders of the Series B Preferred, which notice shall state the Conversion Price both before and after any adjustment thereto as a result of such event and set forth in reasonable detail the calculation of such Exercise Price, as adjusted, and the facts upon which such adjustment and calculation are based.

                 (j) Mandatory Redemption. The Corporation shall redeem all of the outstanding shares of the Series B Preferred on February 15, 2000 (the "Series B Redemption Date") in cash or in Common Stock at the option of the Corporation in either case together with any accrued but unpaid dividends through the Series B Redemption Date. If the shares of Series B Preferred to be redeemed are to be paid in cash, the redemption price per share shall be equal to the Conversion Price on the Series B Redemption Date. If the shares of Series B Preferred to be redeemed are to be paid in Common Stock, the number of shares of Common Stock to be paid upon redemption of each share of Series B Preferred (the "Redemption Shares") shall be determined by dividing the stated value of the shares by the Conversion





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Price on the Series B Redemption Date.  In addition, if the shares of Series B
Preferred to be redeemed are to be paid in Common Stock and if the per-share closing price (regular way) on the American Stock Exchange for a round lot of the Common Stock on the Series B Redemption Date (the "Redemption Date Closing Price") is less than 95% of the Conversion Price on the Series B Redemption Date, each holder of Series B Preferred shall be entitled to receive on the Series B Redemption Date such number of additional shares of Common Stock determined by multiplying (x) the difference between 95% of the Conversion Price on the Series B Redemption Date and the Redemption Date Closing Price and
(y) the aggregate number of Redemption Shares to which such holder is entitled, and dividing the product thereof by the Redemption Date Closing Price. No fractional shares shall be issued, but a cash payment in an amount equal to the value of such fractional share shall be made in lieu thereof.

                 Notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than five days nor more than 15 days prior to the Series B Redemption Date, to each holder of record of the outstanding shares of Series B Preferred at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to mail such notice nor any defect therein shall affect the validity of the proceeding for the redemption of the outstanding shares of the Series B Preferred. Such notice shall state: (i) the Series B Redemption Date, (ii) the number of shares of the Series B Preferred to be redeemed, (iii) whether the redemption price will be paid in cash or Common Stock, (iv) the stated value and the estimated Conversion Price on the Series B Redemption Date, (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, and (vi) that dividends on the shares to be redeemed will cease to accrue on the day following the Series B Redemption Date.

                 On or before the Series B Redemption Date, the holders of the outstanding shares of Series B Preferred shall deliver certificates for such shares to the Corporation against payment of the redemption price. Dividends shall cease to accrue on the outstanding shares of Series B Preferred on the day following the Series B Redemption Date whether or not the certificates therefor are delivered to the Corporation.

                 (k) Status of Acquired Shares. Shares of Series B Preferred received by the Corporation pursuant to paragraph (f), (g) or (j) hereof, or otherwise acquired by the Corporation, will be restored to the status of authorized and unissued shares of Additional Preferred





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Stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred.

                 (l) Preemptive Rights. The Series B Preferred is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.





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                 IN WITNESS WHEREOF, Hanover Direct, Inc. has caused this
Certificate of Designation of Series B Convertible Additional Preferred Stock to be signed on its behalf by Jack E. Rosenfeld, the President, and attested by Michael P. Sherman, the Secretary, this ___ day of February, 1995.

                                                   HANOVER DIRECT, INC.



                                                   By:
                                                       ----------------------
                                                       Jack E. Rosenfeld
                                                       President


Attest:



By:
    ------------------------
    Michael P. Sherman
    Secretary





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